Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Service Providers”, "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information dated May 17, 2024 and included in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-1A, File No. 333-274984) of Venerable Variable Insurance Trust (the “Registration Statement”).

We also consent to the use of our report dated May 10, 2024, with respect to the financial statement of Venerable Large Cap Index Fund (one of the funds constituting Venerable Variable Insurance Trust) as of March 1, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 10, 2024